                              EMPLOYMENT AGREEMENT


This agreement ("Agreement") is made as of April 1, 2000 by and among Blue Rhino Corporation, a Delaware corporation ("Blue Rhino"), and Mac McQuilkin (the "Employee").



                                    RECITALS

         WHEREAS, Blue Rhino is engaged in the business of manufacturing, distributing, imparting and otherwise dealing in fireplace furnishings and related products;

         WHEREAS, Blue Rhino desires to employ Employee and Employee is willing to be employed by Blue Rhino, on the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, Employee recognizes that such employment constitutes a confidential relationship wherein Employee will become familiar with and aware of information as to the specific manner of doing business, all of which information is secret and proprietary and constitutes valuable goodwill Blue Rhino;

         WHEREAS, Employee recognizes that the success of Blue Rhino's Business (as defined in Section 9) is dependent upon the maintenance of a number of proprietary trade secrets, including the identity of customers and vendors, the confidential information regarding and analysis of such candidates and the financial data of Blue Rhino, and that the protection of these proprietary trade secrets is of critical importance to Blue Rhino; and

         WHEREAS, Employee recognizes that Blue Rhino will sustain great loss and damage if he should violate the provisions of this Agreement. Further, monetary damages for such losses would be extremely difficult to measure and would therefore be likely to be inadequate for any violation of this Agreement by Employee; and

         NOW, THEREFORE, in consideration of the premises and the covenants contained herein and other good and valuable consideration, the parties hereby agree as follows:

TERMS

         1. Employment: Blue Rhino hereby employs Employee in the capacity described on Exhibit A attached hereto, and Employee hereby accepts such employment with Blue Rhino. Employee will perform the duties associated with such position and will perform such others duties consistent with his position as may be assigned to him from time to time by the board of directors, president or chief executive officer of Blue Rhino. Employee's primary duties shall be described an Exhibit A attached hereto. During his employment, Employee shall devote his full time and best efforts to promote and further the business and services of Blue Rhino. Employee shall faithfully adhere to, execute, and fulfill all policies established by Blue Rhino's board of directors. Employee shall not, during his employment hereunder, be engaged in any business or perform any services in any capacity other than for Blue Rhino, whether or not they interfere with his duties to Blue Rhino, without the prior approval of the board of directors of Blue Rhino, except that no such approval shall be required with respect to volunteer activities for organizations with charitable purposes; provided that such activities do not interfere with his duties for Blue Rhino and are not conducted during business hours. Without limiting the generality of any other provisions hereunder, under no circumstances shall Employee accept any form of remuneration from any business owner or broker with respect to any matter related to the Business of Blue Rhino without prior written approval. Notwithstanding the foregoing, Blue Rhino consents to Employee's working, in a self-employed capacity, in a retail ceramic/art studio, so long as such work does not interfere with the performance of Employee's duties at Blue Rhino.

         2. Term. The term of this Agreement shall begin April 1, 2000, and shall expire March 31, 2003, unless terminated as herein provided (the "Term").

         3. Compensation. During the Term, Blue Rhino shall compensate Employee as follows;

                  a. Salary. For his services during the Term, Blue Rhino shall pay to Employee a base salary of $30,000 per year ("Base Salary"), payable in accordance with Blue Rhino's standard payroll practices, but no less frequently than in monthly installments. The payment of salary and any bonuses paid hereunder shall be subject to all Federal, State, and local withholding taxes, social security tax deduction, and other general obligations. Employee may be entitled to receive additional compensation from Blue Rhino in such form and only to the extent explicitly set forth herein, subject to limitations set forth herein. The Base Salary shall increase each year during the Term at January 1st in the same proportion as the annual increase in the "Consumer Price Index" when measured at the aforesaid January 1st of each year as compared to the immediately preceding January 1st. The "Consumer Price Index" means the consumer price index published by the U.S. Bureau of Labor Statistics, all Retail Products, Chicago/ Northwestern Indiana metropolitan region.

                  b. Incentive Bonus. Employee may receive a bonus for each fiscal year, as determined in the sole discretion of the board of directors on recommendation of the President, based on Employee's performance, Blue Rhino's performance, Blue Rhino's profitability, industry performance or any other factors the board of directors chooses. The factors for achieving Employee's bonus shall be, determined at the beginning of the fiscal year of the Term, and shall be attached as Exhibit B to this Agreement and communicated to Employee at the beginning of the fiscal year of the Term. There is no guarantee that Employee shall receive an Incentive Bonus each year. Except as otherwise specifically provided herein. Employee must be employed by Blue Rhino at the time that the bonus is to be paid to be eligible to receive such bonus. Such bonus will be paid after the end of the year to which it is attributable, after the determination of bonus factors is made.

                  c. Other Compensation. Employee shall be entitled to participate, on the same terms as other nonunion, executive employees of Blue Rhino, in any medical, dental or other health plan, 401k plan, stock option plan, employee stock purchase plan and life insurance plan that Blue Rhino may adopt or maintain for such employees, any of which plans may be changed, terminated or eliminated by Blue Rhino at any time in its sole discretion.

                  d. Reimbursement of Expenses. Blue Rhino shall reimburse Employee for properly documented expenses that are incurred by Employee on behalf of Blue Rhino in accordance with corporate policies in effect from time to time.

         4. Vacation, Holidays and Sick Leave. Employee shall be entitled to fifteen (15) paid vacation days annually during the Term, to be taken at such time or times and in such number of consecutive days as Employee and Blue Rhino shall mutually agree and in accordance with the regular policy relating to vacation days for executive employees of Blue Rhino. Employee shall be entitled to such paid holidays and sick leave policy regularly recognized by Blue Rhino for executive personnel.

         5.       Termination by Blue Rhino.

                  a. Termination for Cause. Blue Rhino may terminate this Agreement at any time for Cause, in which case Employee shall be entitled to receive his Base Salary accrued and unpaid through the date of such termination in full satisfaction of Blue Rhino's obligations to Employee under this Agreement. Any of the following shall constitute "Cause"

                           i. Any material breach by Employee of any of the terms of this Agreement where such breach is not cured within five (5) days after written notice of such breach is delivered to Employee;

                           ii. Intoxication with alcohol or drugs while on the premises of Blue Rhino or of any customer or potential customer to the extent that in the reasonable judgment of management, Employee is abusive or his ability to perform his duties and responsibilities under this Agreement is impaired;

                           iii. Conviction of a felony or any misdemeanor involving dishonesty, theft, the failure to tell the truth, other unethical behavior, racial prejudice, drugs, alcohol, sexual misconduct or any other crime;

                           iv. Intentional misappropriation of property belonging to Blue Rhino;

                           v. Illegal business practices in connection with Blue Rhino that could have an adverse effect on Blue Rhino or its business or reputation;

                           vi. Excessive absence of Employee from his employment during usual business hours for reasons other than vacation, disability or sickness after written notice thereof is delivered to Employee describing the nature of such excess absences and affording Employee one opportunity to avoid excess absences; or

                           vii.     Willful failure of Employee to obey
                                    directions of the board of directors of Blue
                                    Rhino, the president or chief executive
                                    officer of blue Rhino, consistent with his duties as described in paragraph 1 hereof, provided Blue Rhino first gives written notice to Employee of such failure, and Employee, does not cure such failure within five (5) days of the delivery of such notice.

                  b. Termination Without Cause. Blue Rhino may terminate the employment of Employee, and this Agreement without Cause at any time, in which event Blue Rhino shall pay to Employee, in full satisfaction of Blue Rhino's obligations to Employee under this Agreement, the Base Salary accrued but unpaid through the date of the termination of his employment and shall continue to pay the Base Salary for one (1) year following the date of Employee's termination. Such amounts shall be earned and paid over the applicable period in accordance with Blue Rhino's regular payroll practices.

         6. Termination of Account of Death or Disability. If Employee dies during the Term, this Agreement shall terminate and Blue Rhino shall pay to the estate of Employee, the Base Salary accrued but unpaid through the date of his death. Blue Rhino may elect to terminate the employment of Employee for "disability" if Employee is no longer able to perform the duties of his position due to illness, accident or other physical or mental condition and such disability is expected to continue, with or without interruption, for a period equal to the later of ninety (90) days and Employee's accumulated sick leave ("Disability Period"). Blue Rhino may engage a licensed physician of its choosing to examine Employee to determine if Employee is suffering from a disability and to determine the date of onset of such disability. Blue Rhino's physician's determination shall be final.

         7.       a.       Confidentiality. Except in the furtherance of the
business of Blue Rhino, during and at all times after Employee's employment:

                           i. Employee shall not disclose to any person or entity, without Blue Rhino's prior written consent, any Confidential or Proprietary information (as defined below), whether prepared by him or others.

                           ii. Employee shall not directly or indirectly use any such Confidential or Proprietary Information other than as directed by Blue Rhino in writing.

                           iii. Employee shall not remove Confidential or Proprietary information from the premises of Blue Rhino without the prior written consent of Blue Rhino.

         Upon termination of his employment for whatever reasons with or without Cause, Employee will promptly deliver to Blue Rhino all originals and copies (whether in note, memo or other document form or on video, audio or computer tapes or discs or otherwise) of Confidential or Proprietary Information in his possession, custody or control, whether prepared by him or others.

                  b. "Confidential or Proprietary Information" includes, but is not limited to:

                           i.       Business, pricing and management methods;

                           ii. Finances, strategies, systems, research, surveys, plans, reports, recommendations and conclusions, financial statements, tax returns, budgets, and compilations of any kind of Blue Rhino's finances and operations;

                           iii. Names of, arrangements with, or other information relating to, Blue Rhino's customers, equipment suppliers, manufacturers, financiers, owners or operators, representatives and other persons who have business relationships with Blue Rhino or who are prospects for business relationships with Blue Rhino;

                           iv. Technical information, work products and know-hour;

                           v. Cost, operating, and other management information systems, and other software and programming; and

                           (vii) Plans for new products and new product development.

                  c. "Confidential or Proprietary Information" does not include:

                           i.       Information in the public domain; and

                           ii. Information known to Employee prior to his engagement as an Employee of Blue Rhino, learned from sources which had no obligation to keep such information confidential.

         8. Confidentiality After Termination of Employment. The confidentiality provisions of this Agreement shall remain in full force and effect after the termination of Employee's employment for a period of one (1) year.

         9.       Non-Compete and Non-Solicitation Agreement.

                  a. Employee recognizes the Confidential or Proprietary Information of Blue Rhino is a special and unique asset of Blue Rhino and needs to be protected from improper disclosure. In consideration of the disclosure of the Confidential or Proprietary Information to Employee to allow Employee to perform his duties under this Agreement, Employee agrees and covenants that during the Term of this Agreement and for a period of one (1) year following the termination of this Agreement, whether such termination is voluntary or involuntary, Employee will not directly or indirectly engage in any business competitive with Employer, within the United States of America. For purposes of this Agreement, "Business" means;

                           i. Engaging in the business of manufacturing, distributing, imparting or otherwise dealing in fireplace accessories and garden and patio furnishings, barbeque grills and related products, reflective of the business acquired by Blue Rhino from Uniflame, Inc. at the date of execution of this Agreement; or

                           ii. Engaging in the business of manufacturing, distributing, imparting or otherwise dealing in propane-related products.

                  b.       The term "directly or indirectly engaging in" means:

                           i.       Acting as an owner, partner, or agent;

                           ii.      Becoming an employee or independent
                                    contractor of any third party that is
                                    engaged in the Business;

                           iii. Becoming interested directly or indirectly in the Business; or

                           iv. Soliciting any customer, employee or business partner of Blue Rhino for the benefit of a third party that is engaged in the Business.


                  c. Employee agrees and covenants that during such Employee's employment by Blue Rhino and for a period of one (1) year following the termination of this Agreement, whether such termination is voluntary or involuntary, Employee will not directly or indirectly, or by action in concert with others, induce or influence, any person who is engaged as an employee or consultant of Blue Rhino, or any affiliate of Blue Rhino, to terminate his or her employment or consultant relationship with Blue Rhino, or such affiliate of Blue Rhino; or either directly or indirectly, or by action in concert with others, call on, solicit or take away any of the customers of Blue Rhino, or any affiliate of Blue Rhino, either for the benefit of Employee or any other person.

                  d. Employee agrees that this non-compete and non-solicitation provision is a restriction necessary to protect Blue Rhino's confidential customer lists and other trade secrets and that such restriction will not unreasonably adversely affect the Employee's livelihood.

         10. Inventions and Improvements. Employee agrees that Blue Rhino will own all right title and interest in and to any and all intellectual and industrial property developed or created by Employee, and related in any way to Blue Rhino's business or products, during Employee's employment by Blue Rhino including, without limitation, improvements to Blue Rhino's products, derivative works of Blue Rhino's products, and trade secrets or know-how derived from Blue Rhino's products or business.

         11. Damages. The parties acknowledge that monetary damages will be inadequate and Blue Rhino will be irreparably damaged if the provisions of Sections 7, 8, 9, 10 and 13 of this Agreement are not specifically enforced. Blue Rhino shall be entitled among other remedies, (a) without any bond or other security being required, to an injunction restraining any violation of this Agreement by Employee and by any person or entity to whom Employee provides or proposes to provide any services in violation of this Agreement, and (b) to require Employee to hold in a constructive trust, account for and pay over to Blue Rhino all compensation and other benefits which Employee shall derive as a result of any action or omission which is a violation of any provision of this Agreement. Employee shall indemnify and hold Blue Rhino harmless with respect to any costs, fees and expenses incurred by Blue Rhino in order to enforce the terms of Sections 7, 8, 9, 10 and 13 of this Agreement.

         12. Enforceability. If any provision contained in this Agreement is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal, or unenforceable, had not been contained herein. The courts or other parties enforcing this Agreement shall be entitled to modify the duration and scope of any restriction contained herein to the extent necessary to render such restriction enforceable, and such restriction as so modified shall be enforced.

         13. Return of Property. All products, records, designs, plans, manuals, memoranda, lists and other property delivered to Employee by or on behalf of any of Blue Rhino or by its customers, including, but not limited to, customers obtained for it by Employee, and all records compiled by Employee which pertain to the business of Blue Rhino, or any of its customers, whether or not confidential, shall be and remain the property of Blue Rhino and be subject at all times to the discretion and control of Blue Rhino. Likewise, all correspondence with customers or representatives, reports, records, charts, advertising materials, and any data collected by Employee, or by or on behalf of Blue Rhino or its representatives, whether or not confidential, shall be delivered promptly to Blue Rhino without request by it upon termination of Employee's employment.

         14. Cooperation in Proceedings. During and after the termination of Employee's employment, Employee shall cooperate fully and at reasonable times with Blue Rhino in all litigation and regulatory proceedings with respect to which Blue Rhino seeks Employee's assistance and as to which Employee has any knowledge or involvement. Without limiting the generality of the foregoing, Employee shall be available to testify at such litigation and other proceedings, and will cooperate with counsel to Blue Rhino in preparing materials and offering advice in such litigation and other proceedings. To the extent Employee is no longer employed by Blue Rhino, should Employee avail himself in accordance with this Section 14, Blue Rhino shall compensate Employee for any wages lost by Employee in connection with his current employment plus any travel and incidental expenses incurred by Employee.

         15. Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and will be deemed duly given: (a) when personally delivered, (b) the next business day when deposited with Federal Express or other nationally recognized overnight courier service delivery prepaid, or (c) five (5) business days after being sent by registered mail, return receipt requested, postage prepaid, and (d) addressed to the intended recipient as set forth below:

         If to Employee:                Mac McQuilkin
                                        -----------------------

                                        -----------------------


         If to Blue Rhino:              Blue Rhino Corporation
                                        104 Cambridge Plaza Drive
                                        Winston-Salem, NC 27104
                                        Attn: Mark Castaneda

Either party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party written notice in the manner herein set forth.

         16. Other Agreements. Employee represents that he has furnished to Blue Rhino copies of all agreements that restrict or limit or could restrict or limit his services for Blue Rhino at any time during the term. However, nothing in this Agreement shall be construed to render an opinion as to the interpretation or validity of any agreements with prior employers purporting to restrict or limit Employee's services for Blue Rhino.

         17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule, whether of the State of Illinois or any other jurisdiction, that would cause the application of the laws of any jurisdiction other than the State of Illinois. In the event of any dispute or claim relating to arising out of Employee's employment relationship with Blue Rhino, or the termination of Employee's employment relationship with Blue Rhino, Employee and Blue Rhino agree that (i) all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Cook County, Illinois, and (ii) each waives his or its rights to have such dispute tried by a court or jury. RIGHT TO TRIAL BY JURY IS WAIVED. However, Employee and Blue Rhino agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of Sections 7, 8, 9, 10 and 13 of this Agreement. With respect to each such dispute, each of the parties submits to the jurisdiction of any state court sitting in Chicago, Illinois or the United States District Court for the Northern District of Illinois.

         18. Advice of Counsel. Employee been advised by his own independent counsel concerning this Agreement prior to executing this Agreement.

         19. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective heirs, legal representatives, successors and permitted assigns. Employee may not assign either this Agreement or any of Employee's rights, interests or obligations hereunder. Blue Rhino may assign any or all of its rights and interests hereunder to any person or entity that acquires the business of Blue Rhino or to any entity with which Blue Rhino merges or consolidates.

         20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same agreement.

         21. Headings. The section headings contained in this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         22. Waiver. The waiver of a breach of any provision of this Agreement shall not operate or be construed to be a waiver of any other provision or of a subsequent or prior breach of this Agreement.

         23. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous negotiations, correspondence, understandings, and agreements between the parties regarding the subject matter of this Agreement. This Agreement may not be amended or modified or any provision waived except in a writing signed by both parties and supported by new consideration.

Executed as of the date first set forth above.

BLUE RHINO CORPORATION              EMPLOYEE

By: /s/ Mark Castaneda              /s/ Mac McQuilkin
--------------------------          --------------------------
Its: CFO                            Mac McQuilkin

                                   EXHIBIT A
                                   ---------

                               Employee's Duties



Employee:         Mac McQuilkin
Position:

                                                                      EXHIBIT B


                                Incentive Bonus



Annual Executive Incentive Plan


Quarterly Uniflame Division EBITDA will be compared to target to determine award in accordance with the following matrix:


Target

         4/30/00      7/31/00       10/31/00     1/31/01     Annual
        --------     --------      ----------   --------   ----------
EBITDA  $274,000     $210,000      $1,100,000   $228,000   $1,812,000


Payout Matrix

% of Target          95%           100%         110%
Incentive            50%           100%         120%


Quarterly target options:   3,000


Award to be in Blue Rhino Corporation employee stock options with a one year and one day 100% vesting schedule. Awards will be granted 30 days after each quarter.





                                      B-2